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                                                                    EXHIBIT 99.2


                                THE BUCKLE, INC.

                           1998 RESTRICTED STOCK PLAN


1.       Purpose; Effectiveness of the Plan

                  (a) The purpose of this Plan is to advance the interests of the Company and its stockholders by helping the Company obtain and retain the services of employees and officers, upon whose judgment, initiative and efforts the Company is substantially dependent, and to provide those persons with further incentives to advance the interests of the Company.
                  (b) This Plan will become effective on the date of its adoption by the Committee, provided this Plan is approved by the Board and the stockholders of the Company (within twelve
                  (12) months before or after that date). If this Plan is not so approved by the stockholders of the Company within such period of time, any agreements entered into under this Plan, and any issuances of Stock thereunder, will be rescinded and will be void. This Plan will remain in effect until it is terminated by the Board or the Committee under Section 8 hereof. This Plan will be governed by, and construed in accordance with, the laws of the State of Nebraska.

2.       Certain Definitions.

         Unless the context otherwise requires, the following defined terms (together with other capitalized terms defined elsewhere in this Plan) will govern the construction of this Plan, and of any agreements entered into pursuant to this Plan:

                  (a) "the 1933 Act" means the federal Securities Act of 1933, as amended;
                  (b) "the 1934 Act" means the federal Securities Exchange Act of 1934 as amended;
                  (c) "Board" means the Board of Directors of the Company;
                  (d) "Code" means the Internal Revenue Code of 1986, as amended (references herein to Sections of the Code are intended to refer to Sections of the Code as enacted at the time of this Plan's adoption by the Board and as subsequently amended, or to any


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                  substantially similar successor provisions of the Code
                  resulting from recodification, renumbering or otherwise;
                  (e) "Committee" means the Compensation Committee of the Company, which shall be comprised of two or more Disinterested Directors, appointed by the Board, to administer and interpret this Plan; provided that the term "Committee" will refer to the Board during such times as no Committee is appointed by the Board;
                  (f) "Company" means The Buckle, Inc., a Nebraska corporation;
                  (g) "Disinterested Director" means a member of the Board who is a "non-employee director" as defined in Rule 16(b)(3) promulgated under the 1934 Act and an "outside director" as defined under Section 163(m) of the Code;
                  (h) "Eligible Participants" means persons who, at a particular time, are employees or officers of the Company of its subsidiaries;
                  (i) "Holder" means an Eligible Participant to whom any Restricted Stock is issued hereunder, and any transferee thereof pursuant to a Transfer authorized under this Plan;
                  (j) "Plan" means this 1998 Restricted Stock Plan of the
                  Company;
                  (k) "Purchase Price" means the price per share at which an Eligible Participant may purchase Restricted Stock hereunder, pursuant to a Restricted Stock Agreement which price may be zero;
                  (l) "Restricted Stock" means Stock issued or issuable by the Company pursuant to this Plan;
                  (m) "Restricted Stock Agreement" means an agreement between the Company and an Eligible Participant to evidence the terms and conditions of the issuance of Restricted Stock hereunder;
                  (n) "Stock" means shares of the Company's Common Stock, $.05 par value;
                  (o) "Subsidiary" has the same meaning as "Subsidiary Corporation" as defined in Section 424(f) of the Code;
                  (p) "Termination Event" means, with respect to any Holder of Restricted Stock, any event that results in such Holder no longer being an Eligible Participant hereunder for any reason whatsoever (whether by reason of such Holder's death, disability, voluntary resignation, involuntary termination, or any other reason).
                  (q) "Transfer," with respect to Restricted Stock, includes, without limitation, a voluntary or involuntary sale, assignment, transfer, conveyance, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy of such Restricted Stock, including without limitation as assignment for the benefit of creditors of the Holder, a transfer by operation of law, such as a transfer by will or under the laws of descent and distribution, an execution of judgment against the Restricted Stock or the acquisition of record or beneficial ownership thereof by a lender or


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                  creditor, a transfer pursuant to a qualified domestic
                  relations order, or to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse under which a part or all of the shares of Restricted Stock are transferred to awarded to the spouse of the Holder or are required to be sold; or a transfer resulting from the filing by the Holder of a petition for relief, or the filing of an involuntary petition against such Holder, under the bankruptcy laws of the United States or of any other nation.

3.       Eligibility.

         The Company may issue Restricted Stock under this Plan only to persons who are Eligible Participants as of the time of such issuance. Subject to the provisions of section 5, there is no limitation on the amount of Restricted Stock that may be issued to an Eligible Participant.

4.       Administration.

                  (a) Committee. The Committee will administer this Plan.
                  (b) Authority and Discretion of Committee. The Committee will have full and final authority in its discretion, at any time and from time to time, subject only to the express terms, conditions and other provisions of the Company's Articles of Incorporation, by-laws and this Plan:
                                    (i) to select and approve the persons to
                           whom Restricted Stock will be issued under this Plan from among the Eligible Participants, including the number of shares of Restricted Stock so issued to each such person; and
                                    (ii) to determine the Purchase Price of
                           Restricted Stock issued under this Plan, the period or periods of time during which the Company will have a right to repurchase such Restricted Stock and the terms and conditions of such repurchase, and other matters to be determined by the Committee in connection with specific issuances of Restricted Stock and Restricted Stock Agreements as provided in this Plan; and
                                    (iii) to interpret this Plan, to prescribe,
                           amend and rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for the operation and administration of this Plan.
                  (c) Limitation on Authority. Notwithstanding the foregoing, or any other provision of this Plan, the Committee will have no authority to approve the issuance of Restricted Stock to any of its members, whether or not approved by the Board.


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                  (d) Restricted Stock Agreements. Restricted Stock will be
                  issued hereunder only upon the execution and delivery of an Restricted Stock Agreement by the Holder and a duly authorized officer of the Company. Restricted Stock will not be deemed issued merely upon the authorization of such issuance by the Committee.

5.       Shares Reserved for Restricted Stock.

                  (a) Restricted Stock Pool. The aggregate number of shares of Restricted Stock that may be issued pursuant to this Plan will not exceed Two Hundred Twenty Five Thousand (225,000) (the "Restricted Stock Pool"), provided that such number will be increased by the number of shares of Restricted Stock that the Company subsequently may reacquire through repurchase or otherwise,
                  (b) Adjustments Upon Changes in Stock. In the event of any change in the outstanding Stock of the Company as a result of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made in: (i) the aggregate number of shares of Restricted Stock in the Restricted Stock Pool that may be issued pursuant to this Plan; (ii) the exercise price of any rights of repurchase or of first refusal under this Plan; and (iii) other rights and matters determined on a per share basis under this Plan or any Restricted Stock Agreement hereunder. Any such adjustments will be made only by the Committee, and when so made will be effective, conclusive and binding for all purposes with respect to this Plan. If there is any other change in the number of kind of the outstanding shares of Stock of the Company, or of any other security into which that Stock has been changed or for which it has been exchanged, and if the Committee, in its sole discretion, determines that this change requires any adjustment in the restrictions on Transfer, rights or repurchase, or rights of first refusal in Restricted Stock then subject to this Plan, such an adjustment will be made in accordance with the determination of the Committee. No such adjustments will be required by reason of the issuance or sale by the Company for cash or other consideration of additional shares of its Stock or securities convertible into or exchangeable for shares of Stock.

6.       Terms of Restricted Stock Agreements.

         Each issuance of Restricted Stock pursuant to this Plan will be evidenced by a Restricted Stock Agreement between the Company and the Eligible Participant to whom such Restricted Stock is to be issued, in form and

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substance satisfactory to the Committee in its sole discretion, consistent with this Plan. Each Restricted Stock Agreement will specify the Purchase Price with respect to the Restricted Stock to be sold to the Holder thereunder, to be fixed by the Committee in its discretion, which Purchase Price may be zero. The Purchase Price will be payable to the Company in United States dollars in cash or by check, or such other legal consideration as may be approved by the Committee, in its discretion. Without limiting the foregoing, each Restricted Stock Agreement (unless otherwise stated therein) will be deemed to include the following terms and conditions:

                  (a) Covenants of Holder. Nothing contained in this Plan, any Restricted Stock Agreement or in any other agreement executed in connection with the issuance of Restricted Stock under this Plan will confer upon any Holder any right with respect to the continuation of his or her status as an employee of the Company, and its subsidiaries.
                  (b)   Vesting Periods; Company Repurchase Right.
                                   (i) Vesting. Except as otherwise provided
                           herein, each Restricted Stock Agreement may specify the period or periods of time within which the Restricted Stock issued thereunder may be repurchased by the Company or its assignee (the "Vesting Period") as set forth in this section 6(b). Such Vesting Periods will be fixed by the Committee in its discretion, and may be accelerated or shortened by the Committee in its discretion.
                                    (ii) Scope of Repurchase Right. Upon the
                           occurrence of any Termination Event with respect to any Holder of Restricted Stock, the Company will have an assignable right (but not an obligation), to repurchase any Unbelted shares of Restricted Stock owned by such Holder at the time of such Termination Event for a repurchase price per share equal to the Holder's original cost per share, subject to appropriate adjustment pursuant to section 5(b), which repurchase price will be zero if the purchase price was zero.
                                    (iii) Mechanics and Notice. Within thirty
                           (30) days after any such Termination Event, the Holder of any Unbelted Restricted Stock will provide to the Company a notice of the occurrence of such Termination Event. Within ninety (90) days of the receipt of such notice, the Company will exercise its right, if at all, by informing the Holder in writing of the Company's intention to do so, and specifying a closing date within such ninety (90) day period. The Unbelted Stock will be repurchased at the Company's principal executive offices on that date. The repurchase price will be paid in cash or cancellation of indebtedness (if

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                           any) at any time. If the Company (or its assignee)
                           fails to exercise its purchase rights as provided under this section 6(b), then at the end of the ninety (90) day period referred to herein, all Unbelted Restricted Stock of the Holder immediately will become Vested Restricted Stock for all purposes hereunder.
                  (c)   Restrictions on Transfer of Restricted Stock.
                                    (i) General Rule on Permissible Transfer of
                           Restricted Stock. Unvested Restricted Stock may not be transferred. Vested Restricted Stock may be Transferred only in accordance with the specific limitations on the Transfer of Restricted Stock imposed by the Restricted Stock Agreement or by applicable state or federal securities laws and set forth below, and subject to certain undertakings of the transferee (subsection 6(c)(iii). All Transfers of Restricted Stock not meeting the conditions set forth in this section 6(c) are expressly prohibited.
                                    (ii) Effect of Prohibited Transfer. Any
                           prohibited Transfer of Restricted Stock is void and of no effect. Should such a Transfer purport to occur, the Company may refuse to carry out the Transfer on its books, attempt to set aside the Transfer, enforce any undertaking or right under this subsection 6(c), or exercise any other legal or equitable remedy.
                                    (iii) Required Undertaking. Any Transfer
                           that would otherwise be permitted under the terms of this Plan is prohibited unless the transferee executes such documents as the Company may reasonably require to ensure that the Company's rights under an Restricted Stock purchase Agreement and this Plan are adequately protected with respect to the Restricted Stock so Transferred. Such documents may include, without limitation, an agreement by the transferee to be bound by all of the terms of this Plan, and of the applicable Restricted Stock Agreement, as if the transferee were the original Holder of such Restricted Stock.
                                     (iv) Escrow. To facilitate the enforcement
                           of the restrictions on Transfer set forth in this Plan, the Committee may, at its discretion, require the Holder of shares of Restricted Stock to deliver the certificate(s) for such shares with a stock power executed in blank by Holder and Holder's spouse(if required for transfer), to the Secretary of the Company or his or her designee, to hold said certificate(s) and stock power(s) in escrow and to take all such actions and to effectuate all such Transfers and/or releases as are in accordance with the terms of this Plan. The certificates may

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                           be held in escrow so long as the shares of Restricted
                           Stock whose ownership they evidence are subject to any right of repurchase or of first refusal under this Plan or under an Restricted Stock Agreement.
                           Each Holder acknowledges that the Secretary of the Company (or his or her designee) is so appointed as the escrow holder with the foregoing authorities as a material inducement to the issuance of shares of Restricted Stock under this Plan, that the appointment is coupled with an interest, and that it accordingly will be irrevocable. The escrow holder will not be liable to any party to an Restricted
                           Stock Agreement (or to any other party) for any actions or omissions unless the escrow holder is grossly negligent relative thereto. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine.

                  (d) Additional Restrictions on Transfer. By accepting Restricted Stock under this Plan, the Holder will be deemed to represent, warrant and agree as follows:
                                     (i) Securities Act of 1933. The Holder
                              understands that the shares of Restricted Stock have not been registered under the 1933 Act, and that such shares are not freely tradable and must be held indefinitely unless such shares are either registered under the 1933 Act or an exemption from such registration is available.
                                     (ii) Other Applicable Laws. The Holder
                              further understands that each Transfer of the Restricted Stock requires full compliance with the provisions of all applicable laws.
                                     (iii) Investment Intent. Unless a
                              registration statement is in effect with respect to the sale and issuance of the Restricted Stock to the Holder hereunder: (1) the Holder is purchasing the Restricted Stock for his or her own account and not with a view to distribution within the meaning of the 1933 Act, other than as may be effected in compliance with the 1933 Act and the rules and regulations promulgated thereunder; (2) no one else will have any beneficial interest in the Restricted Stock; and (3) Holder has no present intention of disposing of the Restricted Stock at any particular time.
                  (e) Compliance with Law. Notwithstanding any other provision of this Plan, Restricted Stock may be issued pursuant to this Plan only after there has been compliance with all applicable federal and state securities laws, and such issuance will be subject to this overriding condition. The Company will not be required to register or qualify Restricted Stock with the Securities and Exchange


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                        Commission or any State agency, except that the Company
                        will register with, or as required by local law, file for and secure an exemption from, the applicable securities administrator and other officials of each jurisdiction in which an Eligible Participant would be issued Restricted Stock hereunder prior to such issuance.
                  (f) Stock Certificates. Certificates representing the Restricted Stock issued pursuant to this Plan will bear all legends required by law and necessary to effectuate this Plan's provisions. The Company may place a "stop transfer" order against shares of the Restricted Stock until all restrictions and conditions set forth in this Plan and in the legends referred to in this section 6(f) have been complied with.
                  (g) Lock-Up. To the extent requested by the Company and any underwriter of securities of the Company in connection with a firm commitment underwriting, no Holder of any shares of Restricted Stock will sell or otherwise Transfer any such shares not included in such underwriting, or not previously registered pursuant to a registration statement filed under the 1933 Act, during the one hundred twenty (120) day period following the effective date of the registration statement filed with the Securities and Exchange Commission in connection with such offering.
                  (h) Notices. Any notice to be given to the Company under the terms of an Restricted Stock Agreement will be addressed to the Company at its principal executive office, Attn:
                        Corporation Secretary, or at such other address as the Company may designate in writing. Any notice to be given to a Holder will be addressed to the Holder at the address provided to the Company by the Holder. Any such notice will be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service.
                  (i) Other Provisions. The Restricted Stock Agreement may contain such other terms, provisions and conditions, including such special forfeiture conditions, rights of repurchase, rights of first refusal and other restrictions on Transfer of Restricted Stock issued hereunder, not inconsistent with this Plan, as may be determined by the Committee in its sole discretion.

7.       Proceeds from Sale of Stock.

         Cash proceeds from the sale of shares of Restricted Stock, if any, issued from time to time pursuant to this Plan will be added to the general funds of the Company and as such will be used from time to time for general corporate purposes.

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8.       Amendment and Discontinuance.

         The Board or the Committee may amend, suspend or discontinue this Plan at any time or from time to time; provided that no such action of the Board or the Committee shall alter or impair any rights previously granted to Holders under the Plan without the consent of such affected Holders (or their successors or assignees.)

9.       Copies of Plan.

         A copy of this Plan will be delivered to each Holder at or before the time he or she executes an Restricted Stock Agreement.

Date Plan Adopted by the Committee: March 20, 1998

Date Plan Adopted by Board of Directors: March 20, 1998

Date Plan Adopted by Stockholders: May 28, 1998.